Exhibit 99.1

UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

In re AFFILIATED COMPUTER SERVICES DERIVATIVE LITIGATION	§ § §	Master File No. 3:06-cv-1110-O
This Document Relates To:	§ § §
ALL ACTIONS.	§ §

SUMMARY NOTICE OF PROPOSED SETTLEMENT OF DERIVATIVE ACTION

TO:	ALL PERSONS AND ENTITIES WHO HELD THE COMMON STOCK OF AFFILIATED COMPUTER SERVICES, INC. (“ACS” OR THE “COMPANY”) AS OF MAY 7, 2009 (“CURRENT ACS SHAREHOLDERS”)

PLEASE READ THIS NOTICE CAREFULLY.  YOUR RIGHTS WILL BE AFFECTED BY A DERIVATIVE ACTION LAWSUIT PENDING IN THIS COURT.

YOU ARE HEREBY NOTIFIED, pursuant to Rule 23.1 of the Federal Rules of Civil Procedures and an Order of the United States District Court for the Northern District of Texas (the “Court”):  (i) of the pendency of this action (the “Federal Action”) as a derivative action on behalf of ACS; and (ii) that a Settlement for $30 million in cash for the benefit of ACS has been reached, which is memorialized in a Stipulation of Settlement filed with the Court.
A hearing will be held before the Honorable Reed C. O’Connor on Friday, June 19, 2009, at 9:30 a.m., at the United States Courthouse, Northern District of Texas, 1100 Commerce Street, Room 1504, Dallas, Texas, 75242 (i) to determine whether the proposed Settlement should be approved by the Court as fair, reasonable, and adequate; and (ii) to determine whether the Released Claims against Defendants and other Released Persons should be dismissed with prejudice (“Settlement Hearing”).
IF YOU ARE A CURRENT ACS SHAREHOLDER, YOUR RIGHTS WILL BE AFFECTED BY THE PENDING ACTION AND THE SETTLEMENT.  If you would like to view full versions of the Stipulation of Settlement and supporting exhibits, you may view them on ACS’s corporate website at www.acs-inc.com.
This notice contains only a summary of the terms of the Settlement.  For a more detailed statement of the matters involved in the Federal Action, reference is made to the Stipulation, which may be inspected at the Office of the Clerk, 1100 Commerce St., Room 1452, Dallas, TX 75242, during business hours of each business day.

SUMMARY NOTICE PROPOSED SETTLEMENT OF DERIVATIVE ACTION – 1

Any objections to the proposed Settlement, must be filed with the Court and delivered to Plaintiffs’ Lead Counsel and Defendants’ Counsel no later than ten (10) days prior to the Settlement Hearing, at the following addresses:

Ellen Gusikoff Stewart
COUGHLIN STOIA GELLER
RUDMAN & ROBBINS LLP
655 West Broadway, Suite 1900
San Diego, CA 92101-3301

Counsel for Lead Plaintiffs

Orrin L. Harrison III
AKIN GUMP STRAUSS
HAUER & FELD LLP
1700 Pacific Avenue
Suite 4100
Dallas, TX 75201-4618

Counsel for Affiliated Computer Services, Inc.

PLEASE DO NOT CONTACT THE COURT OR ACS REGARDING THIS NOTICE.  Inquiries may be made to Plaintiffs’ Lead Counsel:

DARREN J. ROBBINS
ELLEN GUSIKOFF STEWART
ANNE L. BOX
BENNY C. GOODMAN III
LUCAS F. OLTS
COUGHLIN STOIA GELLER
RUDMAN & ROBBINS LLP
655 West Broadway, Suite 1900
San Diego, CA 92101
Telephone:  619/231-1058

DATED:  MAY 11, 2009                  BY ORDER OF THE COURT
                                UNITED STATES DISTRICT COURT
                                NORTH DISTRICT OF TEXAS

SUMMARY NOTICE PROPOSED SETTLEMENT OF DERIVATIVE ACTION – 2